SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                     C3, Inc
              -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    22942P109
             -----------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [_].

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 22942P109                    13G                    Page 2 of 12 Pages

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Trustees of General Electric Pension Trust
          IRS #14-6015763
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             587,032
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       587,032
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       587,032

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       19.5%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       EP
--------------------------------------------------------------------------------

CUSIP No. 22942P109                    13G                    Page 3 of 12 Pages

--------------------------------------------------------------------------------

   1   NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
       PERSON

       General Electric Investment Corporation, as Investment Adviser to GEPT (as defined below)

       IRS #22-2152310

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             587,032
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       587,032
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       587,032

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       19.5%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA
--------------------------------------------------------------------------------

CUSIP No. 22942P109                    13G                    Page 4 of 12 Pages

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        General Electric Company
          IRS #14-0689340
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            Disclaimed (see 9 below)
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             Disclaimed (see 9 below)
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       Beneficial ownership of all shares disclaimed by General Electric Company
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       Not applicable
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------


                     *SEE INSTRUCTION BEFORE FILLING OUT!

INTRODUCTORY NOTE: This statement is filed on behalf of General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), and Trustees of General Electric Pension Trust, a New York common law trust ("GEPT"). GEIC acts as an Investment Adviser (registered under the Investment Advisers Act of 1940) to GEPT, and may be deemed to be a beneficial owner of 587,032 shares of Common Stock of C3, Inc. (the "Issuer") owned by GEPT. GEPT and GEIC each expressly disclaim that they are members of a "group". GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

Item 1(a)         Name of Issuer

                  C3, Inc.

Item 1(b)         Address of Issuer's Principal Executive Office

                  3800 Gateway Blvd.
                  Suite 310
                  Morrisville, NC 27560

Item 2(a)         Name of Person Filing

                  Trustees of General Electric Pension Trust ("GEPT") (See
                  Schedule II).

                  General Electric Investment Corporation, as
                  Investment Adviser to the Trustees of General Electric Pension Trust

                  General Electric Company (see Schedule I)

Item 2(b)         Address of Principal Business Office

                  The address of the principal offices of GEPT and GEIC is 3003 Summer Street, Stamford, Connecticut 06904. The address of the principal offices of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431.

Item 2(c)         Citizenship

                  General Electric Pension Trust - New York

                  General Electric Investment Corporation - Delaware

                  General Electric Company - New York

Item 2(d)         Title of Class of Securities

                  Common Stock

Item 2(e)         CUSIP Number

                  22942P109

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is:

      (a)   [ ] Broker or Dealer registered under Section 15 of the Act

      (b)   [ ] Bank as defined in section 3(a)(6) of the Act

      (c)   [ ] Insurance Company as defined in section 3(a)(19) of the Act

      (d) [ ] Investment Company registered under section 8 of the Investment Company Act

      (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

      (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Reg. 240.13d-1(b)(1)(ii)(F)

      (g)   [ ] Parent Holding Company, in accordance with Reg.
                240.13d-1(b)(1)(ii)(G) (Note: See item 7)

      (h)   [ ] Group, in accordance with Reg. 240.13d-1(b)(1)(ii)(H)

Item 4. Ownership.

        GEPT has shared voting and dispositive power over 587,032 shares of Common Stock, representing 19.5% of the total number of outstanding shares of Common Stock of the Issuer. This number includes 577,762 shares of Common Stock held by GEPT directly, as well as 8,520 shares GEPT has an option to acquire pursuant to the 1996 Stock Option Plan of the Issuer and 750 shares GEPT has an option to acquire pursuant to the 1997 Omnibus Stock Plan of the Issuer.

        GEIC, as the Investment Adviser of GEPT, has shared voting and dispositive power over the shares beneficially owned by GEPT.

Item 5  Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6  Ownership of More than Five Percent on Behalf of Another Person

        Not applicable


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company Not applicable

Item 8  Identification and Classification of Members of the Group

        Not applicable

Item 9  Notice of Dissolution of Group
        Not applicable

Item 10 Certification

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 1998

                                        TRUSTEES OF GENERAL ELECTRIC
                                        PENSION TRUST


                                        By:  /s/ Alan M. Lewis
                                             --------------------
                                             Name:  Alan M. Lewis
                                             Title:  Trustee

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 1998


                                       GENERAL ELECTRIC INVESTMENT
                                       CORPORATION, as Investment Adviser
                                       to General Electric Pension Trust


                                       By: /s/ Michael M. Pastore
                                           ----------------------
                                       Name:  Michael M. Pastore
                                       Title:  Vice President

                               Page 9 of Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 1998


                                          GENERAL ELECTRIC COMPANY


                                          By:  /s/ John H. Myers
                                               --------------------
                                               Name:  John H. Myers
                                               Title:  Vice President

                                                                      Schedule I

                             JOINT FILING AGREEMENT

      This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of C3, Inc. is being filed on behalf of each of the undersigned.

Dated: February 12, 1998


                                       TRUSTEES OF GENERAL ELECTRIC
                                       PENSION TRUST


                                       By: /s/ Alan M. Lewis
                                           ------------------------
                                            Name:  Alan M. Lewis
                                            Title: Trustee

                                       GENERAL ELECTRIC INVESTMENT
                                       CORPORATION, as Investment Adviser to
                                       General Electric Pension Trust


                                       By: /s/ Michael M. Pastore
                                           --------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President

                                       GENERAL ELECTRIC COMPANY


                                       By: /s/ John H. Myers
                                           ---------------------
                                           Name:  John H. Myers
                                           Title: Vice President

                                                                     Schedule II
                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06904

   The names of the Trustees of General Electric Pension Trust are as follows:


                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                Thomas J. Szkutak

                                 Donald W. Torey